UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

________ November 14, 2014 ___________________

BIOCUBE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

State or Other Jurisdiction of Incorporation

333-137920     20-3547389

(Commission File Number)

(IRS Employer Identification Number)

1531 Smithtown Avenue

Bohemia NY 11716

(Address of principal executive offices, zip code)

888-827-7901

Registrant’s telephone number, including area code

__________________________10 Blackledge Ct. Closter NJ 07624________________________

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2014, the Board of Directors received and accepted the resignation of Mr. Boris Rubizhevsky as the Chief Executive Officer and member of the Board of Directors.  As the sole member of the Board of Directors, Boris Rubizhevsky made his last act as standing Board of Directors to appoint Mr. Paul Lisak as the sole Director, pursuant to the Bylaws of the Company and as Chief Executive Officer and other executive positions as may be required.

Familial Relationships

There are no familial relationships between Mr. Paul Lisak and the Company.

Biographical Information

Mr. Lisak is an extensively educated and highly experienced professional. After serving in the United States Marines, he earned a Bachelor of Science in Biology; a Minor in Chemistry (BS); a Bachelor in Environmental Science (BA); and a Master of Science degree in Environmental/Occupational Health. Mr. Lisak is a registered Environmental Health Specialist and a nationally recognized Specialist in hazardous materials. He is currently Chairman of the publicly traded Synergetics, Inc. a company that specializes in environmental projects, and one that has affiliate operations in St Petersburg, Russia; China and Europe and anticipates expansion into North America. He has long been involved in alternative energy, and is the former CEO of JPL Environmental, Inc. (JPLE), an environmental health and hazardous materials consulting firm established in 1989 that specialized in alternative energy projects, such as waste to energy, solar, wind, thermal, geothermal, permitting/licensing, and site remediation. His responsibilities also included teaching all personnel in all the diagnostic testing technologies created to test for the presence of any harmful pathogens.  During that time, he helped write a number of current laws while working closely with Federal, State, County, and City agencies throughout the United States and Mexico. In addition to his business experience, Mr. Lisak was an Assistant/Associate Professor and taught classes at the California State Universities located in Northridge and Fullerton, and at the University of California Los Angeles (UCLA).

Ownership of Certain Directors and Management

Litigation

During the past ten years, Paul Lisak has not been the subject of the following events:

1.

A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.

The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.

Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.

Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.

Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or
ii)

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.

Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Material Plans, Contracts or Other Arrangements

There are no Material Plans, Contracts or other Arrangements between the Company and Mr. Lisak.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOCUBE, INC.

Date: November 14, 2014

/s/ Paul Lisak

Paul Lisak

Chief Executive and Financial Officer